Exhibit 99.3
Sema4 Announces Changes to its Research & Development Leadership
Founder Eric Schadt steps down from the organization, including his role as President & Chief R&D Officer

Matthew Davis named Chief Technology & Product Officer to further drive the company’s mission to unlock insights from data, leading to healthier lives

STAMFORD, CT — August 15, 2022 — Sema4, a health insights company, today announced changes to its Research & Development (R&D) leadership. Founder Eric Schadt is resigning from his role as President & Chief R&D Officer, as well as his position on the Board of Directors, effective immediately. Joining the R&D organization and the company’s management team is Matthew Davis, PhD, who will serve as Chief Technology & Product Officer.
Dr. Davis brings more than 20 years of experience in enterprise product and technology development, including significant expertise in the genomics space. He will work particularly closely with Sema4 Chief Science Officer Gustavo Stolovitzky, who is responsible for research initiatives, to drive scientific and product innovation and to deliver on the company’s data and artificial intelligence (AI) strategy for health system and biopharma partners.
“Eric’s departure from Sema4 marks the start of a new chapter for the company. I would like to thank Eric for his contributions to Sema4 over the years,” said Ms. Stueland. “Eric’s vision has been instrumental in getting Sema4 to where it is today. We wish him well in all his future endeavors.”
Ms. Stueland continued: “I am delighted to welcome Matt to our leadership team, especially as we move into a new phase of commercial scale fueled by customer-centric scientific innovation. Matt has a proven track record in bringing cutting edge technology products and applications to market, which will enable us to further meet the needs of healthcare providers and patients. His leadership and acumen in harnessing innovation will play a key role in delivering critical offerings to ultimately realize a future where precision medicine is truly the standard of care.”
Dr. Davis was most recently Head of AI & Data at Invitae Corp., where he led strategy development and supported the engineering organization in the application of AI to problems in genetics, operations, and decision support tools for internal and external customers. He also led the unification of product and technology strategy following key acquisitions made by Invitae.
Previously, Dr. Davis served as a group leader at IBM Research where he oversaw the research and development of enterprise product platforms and applications to facilitate human interaction with AI systems. During his time at IBM Research, his academic research leveraged methods in AI and machine learning to solve user problems in social computing, personalization, and recommendation systems. Dr. Davis has published a significant amount of academic research on computer science and genetics.
“Sema4 has an outstanding reputation for delivering scientific excellence and data-driven health intelligence,” said Dr. Davis. “I look forward to joining this incredibly talented team to help drive our product strategy and roadmap, and to also introduce new technology processes that can further accelerate the insights we provide to patients, health systems, and pharma partners.”
About Sema4
Sema4 is a patient-centered health intelligence company dedicated to advancing healthcare through data-driven insights. Sema4 is transforming healthcare by applying AI and machine learning to multidimensional, longitudinal clinical and genomic data to build dynamic models of human health and defining optimal, individualized health trajectories. Centrellis™, our innovative health intelligence platform, is enabling us to generate a more complete understanding of disease and wellness and to provide science-driven solutions to the most pressing medical needs. Sema4 believes that patients should be treated as partners, and that data should be shared for the benefit of all.
For more information, please visit sema4.com and connect with Sema4 on Twitter, LinkedIn, Facebook and YouTube.

Investor Relations Contact:
Joel Kaufman
investors@sema4.com

Media Contact:
Radley Moss
radley.moss@sema4.com